Exhibit EX-28.p.31

Global Code of Conduct

2016

Standard Life Investments

Exhibit EX-28.p.31

Contents

1	Doing the right thing - what does it mean for us?

2	Introduction

3	About our code

4	Logging into Compass

5	Regulatory training

6	What do our regulators expect from us?

8	Acting with integrity

9	How do I know if I am doing the right thing?

10	Speaking up

11	Conflicts of interest

12	Market conduct and inside information

13	Personal account dealing

14	Malpractice, anti-bribery and inducements

16	Political donations and dealing with government/public officials

17	Expenses

18	Outside appointments

19	Data security

21	Useful information

Exhibit EX-28.p.31

Doing the right thing –

what does it mean for us?

Standard Life Investments is a leading asset manager with an expanding global reach. Our wide range of investment solutions is backed by our distinctive Focus on Change investment philosophy, disciplined risk management and shared commitment to a culture of investment excellence.

Doing the right thing is about making sure that everything we do drives us to achieve our purpose. It is more than just complying with the letter of the law.

It is about making a positive difference to the environment and the communities in which we operate. It is about operating and growing responsibly so that we can keep doing these things for many years to come.

We have designed our code of conduct to help make sure that all of these things continue to happen. It is our collective responsibility to understand its principles, and consider them in every action we take. That way, we can be confident we are always doing the right thing.

Exhibit EX-28.p.31

Introduction
Keith Skeoch Chief Executive Officer

We can all be proud of the culture we have developed at Standard Life Investments. Our success as a business is based on us all demonstrating high standards of ethical conduct. In the current climate, it is more important than ever that we maintain the highest standards of behaviour.

A key reason that our strategic partners and our clients, who are often large institutions in their own right, have chosen to trust us with their business is the excellent reputation we have for operating with integrity.

We must continue to meet and exceed the level of conduct expected of us. It could only take one serious breach of these standards to undo much of our good work. As individuals we must know what is expected of us, take personal accountability for our actions and know how to respond if someone is acting improperly. Please make sure you are aware of how to ‘speak up’ and report concerns.

Our colleagues in Risk and Compliance are the gatekeepers to the requirements of our many regulators. It is mandatory that we all read and understand the code of conduct and apply the principles. We all need to attest to this at least annually on the Compass system. A suite of four supporting documents provide quick reference guides on key elements of our conduct requirements. You can find these on Compass and in the Compliance manual on the Risk and Compliance Information Hub.

The regulatory training modules listed within the code of conduct will be available on MyLearning. Please ensure that you keep your training records up to date.

If you need any assistance, please get in touch with the Risk and Compliance team who will be happy to help.

Keith Skeoch

Chief Executive Officer

Exhibit EX-28.p.31

About our code

Our code has two main aims

Most importantly, it encourages us all to think about what doing the right thing means in practice – for example how to ensure you are making the right decision for Standard Life Investments’ clients, where you can go for help, and how you can speak up.

It also summarises the main conflicts of interest areas covered by our governing principles, group policy framework and Standard Life Investments’ policies and procedures. These, together with policies and procedures, contain more detailed information.

Complying with this code

Everyone who works for Standard Life Investments is required to follow the principles contained in this code. Please take some time to read this code and think about how it applies to you.

What happens if I do not meet the conduct standards?

Deliberate malpractice, or any other action that falls short of the requirements of the Code of Conduct or any of our regulators, may be dealt with by your line manager, Risk and Compliance and the People Function under Standard Life Investments’ formal investigation and disciplinary procedures.

Depending on the nature of the breach, this may be regarded as gross misconduct and result in your dismissal, either with or without notice. We may also be obliged to submit a report to our regulators and/or the authorities.

Malpractice includes (but is not confined to):

•	fraudulent activity, including fraudulent financial reporting

•	conduct likely to prejudice the standing of Standard Life Group

•	criminal offences or breaches of civil law, including giving, offering, receiving or accepting bribes

•	knowingly benefiting from criminal actions or breaches of civil law by a third party

•	endangerment of health and safety of any person

•	environmental damage

•	the deliberate concealment of any malpractice.

Doubt should never get in the way of people raising concerns about malpractice. It is always better to ask and find things are acceptable than to risk failing to address a legitimate instance of malpractice.

If you become aware of a breach of the Code of Conduct and/or regulatory breach you must report this at the earliest opportunity to your manager and/or Risk and Compliance, or via the Speak Up helpline.

Exhibit EX-28.p.31

Logging into Compass

You will find we mention the Compass system frequently throughout this Code of Conduct as it is an important platform for meeting many of our obligations.

You should find the Compass icon within the ‘SL App’ folder in your start menu. Alternatively, you can access Compass by visiting:

https://standardlife.starcompliance.com/Auth/Login

You log in to Compass by entering your username (e.g. SLxxxx or COxxxxx) and your password.

If you have forgotten your password, please click on ‘forgotten password?’ and input your details in the following format:

Username: SLxxxx

Email Address: SLxxxx@standardlife.com

Note that the email address when requesting a password has to be in the format ‘Staff ID@standardlife.com’ and not in the format ‘name@standardlife.com’.

Any queries in relation to this should be sent to: compass_admin@standardlife.com

Regulatory training

What is regulatory training?

The regulations and legislation we operate under at Standard Life Investments require our people to be adequately trained on specific subjects.

There are a number of mandatory computer-based training modules that all staff must complete, including:

•	Social Media

•	Anti-Financial Crime

•	Physical Security and Protection of Information

•	Data Protection

•	Managing Risk

•	Diversity and Inclusion.

These modules must be completed by everyone in Standard Life Investments on joining the company and then at least annually. You will receive an email (usually from ‘MyLearning’) when you are due to complete a module.

Other forms of regulatory training include face-to-face, lunchtime learning sessions and presentations on relevant topics.

What are my obligations regarding training?

It is your responsibility to undertake the appropriate training for your role. You are required to make every effort to complete the regulatory computer-based training modules within the required timescales and keep your training records up to date.

What if I do not complete the training?

If you do not complete the mandatory regulatory training, Standard Life Investments will be unable to demonstrate that our people are adequately trained. You and your manager will be required to put in place action plans to complete the training and your involvement in certain activities may be restricted. This may have an impact on your ability to undertake your role.

Exhibit EX-28.p.31

What do our regulators expect from us?

Each of our regulators, in all of the jurisdictions in which we operate or have clients, has set out their expectations, rules and requirements. These are normally a combination of principles and very specific rules and regulations. They are the foundation of the system of regulation and our regulators rightly expect us to demonstrate impeccable levels of conduct. It is our responsibility as individuals to be aware of what is expected of us and for what we will be accountable.

Therefore, please take time to understand the principles and specific rules that are relevant to you. You will find more details of the requirements and procedures you must comply with in the Compliance Manual and from your local Risk and Compliance team.

Listed below are our regulators in various countries.

UK – we are incorporated and regulated in the UK by the Financial Conduct Authority (FCA).

US – We are regulated in the US by the Securities and Exchange Commission (SEC), the Commodity Futures Trading Commission (CFTC) and the Financial Industry Regulatory Authority (FINRA).

Canada – We are regulated in Canada by the Ontario Securities Commission (OSC).

Hong Kong – Standard Life Investments (Hong Kong) Limited is registered for Regulated Activities Type 1 (Securities Dealing) and Type 9 (Asset Management) in Hong Kong and regulated and supervised by the Securities and Futures Commission, Hong Kong.

Australia – Standard Life Investments Limited (ABN 36 142 665 227) is exempt from the requirement to hold an Australian financial services license in respect of the provision of financial services and is supervised by the Australian Securities and Investments Commission (ASIC).

China – Standard Life Investments Beijing Representative Office is not permitted to engage in regulated activities but is supervised by the China Securities Regulatory Commission (CSRC).

Jersey and Guernsey – we provide outsourced services on behalf of Standard Life Wealth Limited which are connected to Standard Life entities regulated by other jurisdictions, including Standard Life Wealth International Limited (regulated in Jersey and Guernsey), Standard Life Wealth (CI) Limited (regulated in Jersey) and Standard Life Wealth Offshore Strategy Fund (regulated in Jersey).

Ireland – We have a registered branch with the Central Bank of Ireland.

Italy – We have a registered branch with the Commissione Nazionale per le Società e la Borsa (CONSOB).

Germany – We are registering a branch with the Federal Financial Supervisory Authority (BaFin).

Switzerland – We are licensed in Switzerland with the Financial Market Supervisory Authority (FINMA).

Our status with the FCA and SEC means that all of our activities could be subject to their regulation and supervision. Therefore, you need to be aware of their key objectives, principles and requirements.

Compliance Manual (see Useful information section on page 21)

Approved Persons

The FCA operates an approved persons regime whereby an individual performing one or more specific ‘controlled functions’ on behalf of an authorised firm will require approval from the FCA. The purpose of this FCA approval is to ensure that the individuals concerned are competent for the role that they perform. Controlled functions are those roles for an FCA regulated business that have a particular regulatory significance.

These functions include:

•	Governing functions (such as Director and Chief Executive)

•	Required functions (e.g. Money Laundering, Compliance and CASS oversight)

•	Customer functions (CF 30 e.g. managing or advising on investments). Note that this does not extend to individuals who, on the instructions of a customer, simply input customer instructions into an automatic execution system where no discretion is or may be exercised by the individual performing the activity.

Please contact Risk and Compliance if you require further information on this topic or advice as to whether your role may require FCA approval.

UK Regulator – FCA

The FCA has based one of the three key pillars of its supervision around finding the answer to the question, ‘Are the interests of clients and market integrity at the heart of how the firm is run?’

The FCA demonstrates this through enforcement/ oversight of its principles for business.

•	Integrity – a firm must conduct its business with integrity.
•	Skill, care and diligence – a firm must conduct its business with due skill, care and diligence.

•	Management and control – a firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.

•	Financial prudence – a firm must maintain adequate financial resources.

•	Market conduct – a firm must observe proper standards of market conduct.

Exhibit EX-28.p.31

•	Customers’ interests – a firm must pay due regard to the interests of its customers and treat them fairly.

•	Communications with clients – a firm must pay due regard to the information needs of its clients and communicate information to them in a way which is clear, fair and not misleading.

•	Conflicts of interest – a firm must manage conflicts of interest fairly, both between itself and its customers, and between a customer and another client.

•	Customers: relationships of trust – a firm must take reasonable care to ensure the suitability of its advice and discretionary decisions for any customer who is entitled to rely upon its judgement.

•	Clients’ assets – a firm must arrange adequate protection for clients’ assets when it is responsible for them.

•	Relations with regulators – a firm must deal with its regulators in an open and co-operative way and must disclose to the appropriate regulator anything relating to the firm of which that regulator would reasonably expect notice.

US Regulator – SEC

We are registered as an investment adviser with the SEC and, as such, we recognise our fiduciary obligations to our clients.

The SEC requires ‘Access Persons’ to submit certain reports of personal accounts as contained in the Personal Account Dealing Procedure within the Compliance manual. All of Standard Life Investments’ permanent employees, and anyone who has access to investment decisions for listed funds, are deemed to be ‘Access Persons’.

SEC requirements

All of Standard Life Investments’ permanent employees must follow these principles.

I	Act with integrity, competence, dignity and in an ethical manner when dealing with the public, clients, prospects, employers, employees and fellow professionals.

II	Use an affirmative duty of care, loyalty, honesty and good faith in complying with our fiduciary duties towards clients.

III	Act for the benefit of our clients and place client interests before our own.

IV	Treat all clients fairly; never act in such a way as to grant, or appear to grant, favoured status to one client over another.

V	Comply with all applicable federal securities laws.

VI	Report any violations of the Code of Conduct to the Standard Life Investments (Corporate Funds) LTD chief compliance officer or Head of Risk and Compliance.

VII	Submit timely, in true and complete form, all reports as required in the Personal Dealing Procedures.

VIII	Adhere to all provisions and restrictions contained in Standard Life Investments’ Code of Conduct including, but not limited to, those related to insider trading, gifts and entertainment, and conflicts of interest.

Acting with integrity

Acting with integrity and being a responsible business is fundamental to the way Standard Life Investments operates.

We all have a basic responsibility to comply with the law, regulations, statutory codes, company policies and authorisations that are relevant to our roles.

However, acting with integrity is a higher standard. It involves more than just complying with the letter of the law. It requires thinking about every action you take – before you take it – to ensure you are doing the right thing.

Failing to meet a high ethical standard will reflect poorly on you individually and on Standard Life Investments as a business.

Exhibit EX-28.p.31

How do I know if I am doing the right thing?

Decisions are not always straightforward.

Sometimes it will be obvious that an action is unethical, goes beyond acceptable limits – or is even illegal.

On other occasions it may not be clear at all.

Asking yourself the questions shown in the diagram below can help you to work out whether what you are proposing to do is the right thing.

Put yourself in the shoes of our customers and clients, your colleagues, the public and the regulator. How would it look to them?

If you think your decision may reflect badly on Standard Life Investments, you should speak to someone (e.g. your line manager, Risk and Compliance) about it before you act.

Exhibit EX-28.p.31

Speaking up

Speaking up is about more than reporting illegal or unethical behaviour.

Reporting that kind of behaviour is, of course, important but we all have a duty to speak up about any of the situations mentioned in the diagram below and any that arise during the course of business.

Nothing herein prohibits you from reporting possible violations of law or regulation to any governmental agency or entity, or making other disclosures that are protected under applicable whistleblower laws or regulations. You do not need the prior authorisation of the Legal Department to make any such reports or disclosures and you are not required to notify the company that you have made such reports or disclosures.

Who can I speak to?

You can speak to your line manager about any of the matters raised in this code.

You can also contact Risk and Compliance or the Financial Crime team if you need advice or suspect misconduct, illegal or unethical behaviour or financial crime.

Exhibit EX-28.p.31

Standard Life also provides a confidential Speak Up helpline for whistleblowing.

Speak up helpline

Expolink is recognised as a leading global authority on all aspects of whistleblowing and has been employed by Standard Life to provide you with an independent and confidential ‘Speak Up’ whistleblowing service.

•	Speak up telephone numbers and online form (see Useful information section on page 21)

If there is not a number for your country, please call the UK number +44 800 915 4047 or use the Expolink Online Report and enter ‘standardlife’ in the access code. http://expolink.co.uk/whistleblowing/submit-a-report/

Conflicts of interest

What is a conflict of interest?

A conflict of interest is any situation where the interests of the company, or of company people, are in competition with those of a client, leading to a risk that a client may be adversely affected.

Conflicts generally fit into one of two categories.

1.	Those that arise while conducting business for Standard Life Investments and on behalf of its clients (i.e. the company’s interest conflicts with a client’s interest, or a client’s interest conflicts with another client’s interest).

2.	Those resulting from personal activities of company people outside of Standard Life Investments (e.g. outside appointments, involvement in public affairs, personal political donations).

As a firm that conducts investment business, Standard Life Investments has a fiduciary obligation to establish, implement and maintain adequate arrangements to manage and mitigate conflicts of interest.

You must comply with Standard Life Investments’ Conflicts of Interest Policy. This states that you have a responsibility to identify any actual and potential conflicts of interest for Standard Life Investments’ clients arising from your activities and to be able to demonstrate that they are managed appropriately and fairly.

Your individual contract of employment may also place restrictions on you with regards to your ability to accept appointments with external organisations or undertakings in order to reduce the potential for a conflict of interest to arise.

What are my obligations if I think I have a conflict?

You must notify any actual and potential conflicts of interest that you have to your line manager, together with details of how you are managing them appropriately and fairly.

Exhibit EX-28.p.31

Your line manager will, in turn, notify Risk and Compliance of any actual or potential conflicts of interest which relate to them, their direct reports and their business area outlining the action being taken to manage the conflict.

Risk and Compliance maintain a register of all conflicts of interest.

Any conflicts of interest that cannot be managed effectively, and which pose a material risk of damage to client interest, will be disclosed to clients before undertaking business with them.

If there is a conflict between the interests of different clients, you must be able to demonstrate that a fair process has been followed.

If you believe there has been a breach of Standard Life Investments’ Conflicts of Interest Policy or the Code of Conduct, you must follow the Group’s Risk Management Framework process immediately and ensure it is reported. If you need guidance on this, contact your line manager or Risk and Compliance.

What happens if I do not fulfil these obligations?

Failure to comply with these requirements may lead to disciplinary action and investigation by our regulators, who take conflicts of interest breaches very seriously.

There have been a number of recent enforcement actions including:

•	a non-executive director who benefited from a corporate action was fined by the FCA as they did not disclose that they were also on the other firm’s board

•	a company was fined by both the FCA and SEC for allowing unsuitable transactions between client funds.

Standard Life Investments’ Conflicts of Interest policy (see Useful information section on page 21)

Exhibit EX-28.p.31

Market conduct and inside information

We all must conduct ourselves with integrity and honesty when making investment decisions on behalf of our clients. You must abide by the general principles set out within the global regulatory environment and must never engage in market abuse.

What is market abuse?

There are two aspects to market abuse. It is:

•	the misuse of inside information for personal gain

•	the dissemination of false or misleading information in order to influence the market for gain.

The FCA has identified seven types of behaviour that can amount to market abuse:

•	insider dealing – dealing or encouraging another person to deal on the basis of ‘inside information’

•	improper disclosure of inside information to another person

•	misuse of information – using information that is not generally available but would affect an investor’s decision about the terms on which to deal

•	manipulating transactions – trading or placing orders to trade that give a false or misleading impression of the supply of, and demand for, one or more investments

•	using fictitious devices or any other form of deception or continuance to trade or place orders to trade

•	disseminating false or misleading information where you know the information to be false or misleading

•	behaviours giving a false or misleading impression of the supply of, or demand for, an investment or otherwise distorting the markets in an investment.

What is inside information?

Inside information is precise information that is not generally available and that a reasonable investor would use to help them make investment decisions. It is also information that, if generally available, would be likely to significantly affect the price of an investment.

This includes if you have:

•	knowledge of Standard Life Investments’ future intentions

•	knowledge of the future intentions of a developer or contractor obtained in the course of your work.

You must not make use of this knowledge if it is not generally available. You must also not pass on this knowledge to anyone who does not require it for work purposes.

Q: Does the other party have to tell me their information is inside?

A: No, it is your responsibility to recognise when you have been given access to inside information.

Q: Are my obligations different when dealing with property or land?

A: No, the same considerations apply as when you are dealing in securities.

What are the restrictions on my activities?

You must not conduct market abuse either for personal gain or for Standard Life Investments gain. In particular, you must not conduct personal account dealing if you have inside information or suspect that such dealing would be market abuse.

What are my obligations if I suspect market abuse or have inside information?

If you come into possession of inside information, you must follow the ‘Insider Dealing’ and ‘Chinese Walls’ procedures detailed in the Compliance Manual.

If you suspect any form of market abuse you must contact Risk and Compliance, or the Speak Up helpline, immediately to ensure the appropriate notifications are made. If you are unsure as to whether you have correctly identified inside information, please refer to the Group Inside Information Procedure note for further information on how to identify and assess potential inside information.

What happens if I engage in inappropriate market conduct?

Standard Life Investments has an obligation to report suspicious transactions to our regulators. If you participate in such an activity, this may have an impact on your Approved Person status (if applicable) and result in disciplinary action being taken against you in accordance with the disciplinary procedure, which may result in the termination of your employment.

Global regulators have recently actively prosecuted a number of high profile market abuse and insider dealing cases. They have all have made public statements of their intention to prioritise the use of criminal and civil powers to pursue those who abuse markets.

Group Inside Information Procedure

Insider Dealing Procedure

Chinese Walls Procedure

(see Useful information section on page 21)

Personal account dealing

What is personal account dealing?

Personal account dealing is the buying or selling of securities in which an individual has, or acquires, a direct or indirect beneficial ownership. It includes dealing on behalf of:

•	your own account
•	any account on which you have controlling authority to deal (e.g. power of attorney)

•	any other accounts that are held by immediate family members (your spouse/partner, dependent children or parents) within your household.

Exhibit EX-28.p.31

What are the restrictions on my ability to transact personal deals?

You are prohibited from personal dealing if:

•	the transaction is likely to lead to a conflict of interest with Standard Life Investments or its clients

•	you have inside information on the security or suspect that such dealing would be market abuse

•	the security is currently on the ‘insider list’

•	the transaction would involve taking a short position on a financial instrument (e.g. short selling, spread betting on financial instruments, selling uncovered options)

•	you have not received the appropriate authorization/approval for the transaction.

What are my obligations in relation to personal account dealing?

•	You must comply with Standard Life Investments’ Personal Account Dealing procedure.

Supervised Persons (contractors who have ‘COxxxxx’ staff numbers and secondees to Standard Life Investments are supervised persons)

All supervised persons must gain approval for personal account dealings in ‘reportable securities’, via Compass, in advance of transacting the deal. You must trade and record the trade on Compass within the specified timescales and hold ‘reportable securities’ for at least 60 days before trading them again.

You must report any violations of the above requirements to Risk and Compliance.

Access Persons (all permanent employees of Standard Life Investments, and anyone who has access to investment decisions for listed funds, are ‘Access Persons’)

In addition to the above, ‘Access Persons’ must also disclose their personal accounts and holdings via Compass within the timescales specified in Standard Life Investments’ Personal Account Dealing procedure.

If you are an ‘Access Person’ based in Asia Pacific, you also need to gain pre-approval from the Asia Pacific Risk and Compliance team to appoint any Hong-Kong-based brokers to trade on your behalf.

What are ‘reportable securities’?

Reportable securities are all types of investment, including initial public offerings and private placements, with some exceptions which appear to present little opportunity for market abuse. Please refer to Appendix 1 of the Personal Account Dealing Procedures for these exceptions.

What happens if I do not fulfil these obligations?

As well as failing to meet the requirements of this Code of Conduct, Standard Life Investments may need to report your actions to our regulators under the market abuse requirements highlighted in the section on Market Conduct and Inside Information. Disciplinary action may also be taken against you in accordance with the disciplinary procedure, which may result in termination of your employment.

Standard Life Investments’ Personal Account Dealing Procedure (see Useful information section on page 21)

What should I do if…

…I overhear information about the company’s results before they are announced?

You should not share what you have heard or deal in Standard Life shares. The information is likely to be confidential and may be inside information. You should also speak to the person you overheard to let them know what has happened.

…I am on an Insider List and wish to trade in Standard Life Plc shares?

You must contact Group Secretariat.

Malpractice, anti-bribery and inducements

Gifts and entertainment

What are gifts and entertainment?

Gifts and entertainment are:

•	the giving or receiving of gifts and hospitality

•	invitations to events

•	the provision of flights and accommodation.

Each of these could be perceived as a conflict of interest, an inappropriate inducement or even a bribe. This is because they all have the potential to influence the decision making of someone with a duty of care. It is vital that you make the right choices in relation to gifts and entertainment.

Please ensure you are aware of the requirements within Standard Life Investments’ Gifts and Entertainment Procedure before accepting or arranging any gifts or entertainment.

Exhibit EX-28.p.31

What is trivial hospitality?

Expenditure on food or drink that is incidental to a business meeting, conference, seminar or training event, such as the provision of coffee or drinks (other than at organised events such as wine tastings).

What are my obligations if I am involved in the providing or acceptance of gifts or entertainment?

•	You must comply with Standard Life Investments’ Gifts and Entertainment Procedure.
•	This includes gaining pre-approval, where possible, via Compass, Concur or Salesforce, as appropriate, for all non-branded gifts and entertainment given or received.

•	You do not need to gain pre-approval for the giving or receiving of trivial hospitality.

•	If it was not possible to seek pre-approval you should report the gift or entertainment that you have given or received on Compass, Concur or Salesforce, as appropriate, as soon as possible.

•	The Standard Life Investments Gifts and Entertainment Procedure sets out thresholds for different levels of approval. Please note that approvers will take into account the nature and expectations of the relationship, the duties of care of each policy and the intended outcome, as well as the monetary value when deciding whether or not to provide approval.

•	You should not accept payment of travel or accommodation to attend an event unless you are a keynote speaker at the event and should not generally provide travel or accommodation for contacts that you are giving entertainment to.

If you are planning to provide a gift or some entertainment, you receive invitation for hospitality or to an event, or you are responsible for authorising any of these activities, you need to consider the questions in the following diagram before going ahead.

Exhibit EX-28.p.31

If you have any doubt about the answers to these questions, this may indicate that the activity may not be appropriate. If you are unsure, contact Risk and Compliance or Financial Crime.

What happens if I do not fulfil these obligations?

The inappropriate use of gifts and entertainment can cause serious reputation damage in the eyes of our clients and business partners, particularly if it becomes public. It could also lead regulators and authorities to question our approach in other areas, such as inducements, conflicts of interest and the prevention of bribery and corruption.

It may also lead to disciplinary action being taken against you in accordance with the disciplinary procedure, which could result in your dismissal.

What should I do if…

…I suspect money laundering?

Contact your local Financial Crime team straight away and follow their instructions.

Do not deal with anyone you suspect unless you are told to, and do not say anything that may tip them off about your suspicions.

Standard Life Investments’ Gifts and Entertainment Procedure (see Useful information section on page 21)

Political donations and dealing with government/public officials

What are political donations?

Political donations are any gift, subscription, loan, advance or deposit of money or anything of value made for:

1.	the purpose of influencing any election for federal state or local office

2.	payment of debt incurred in connection with any such election

3.	transition or inaugural expenses of the successful candidate for state or local office.

What are the restrictions on making political donations?

•	You must not make monetary donations to political organisations or election candidates on behalf of Standard Life, or undertake any activity that could be reasonably regarded as intending to influence public opinion towards any political party, organisation or electoral campaign.

•	If you personally wish to make political donations, you must consider whether there is a conflict of interest, for example if you are donating to a local council whose pension scheme is a potential client.

•	If there is a potential conflict you must follow the procedures for reporting and managing it (see the section on Conflicts of Interest).

What are my obligations in relation to political donations?

•	You must comply with Standard Life Investments’ Political Donations within US Procedure and with the People Function’s policy on ‘Political Donations and Support’.

•	‘Access Persons’ must gain pre-approval from the Standard Life Investments North American Chief Compliance Officer for any donations they, or immediate family members (e.g. spouse/partner, dependent children or parents) within their household, make to a political party or campaign within the US. If you are an ‘Access Person’ you will be asked to attest at least annually that you have disclosed all such donations within Compass.

What are my obligations in relation to public officials?

•	You must keep a record of all interactions that you have with public officials (e.g. lobbying a member of parliament or requesting planning consent). If your interactions involve the giving or receiving of gifts or

Exhibit EX-28.p.31

What are public officials?

Public officials are individuals who hold legislative, administrative or judicial positions of any kind, exercise a public function or are an official of a public domestic or international organisation.

Public officials have a duty of care to the people they represent and in most countries there is specific legislation covering their exposure to corruption.

entertainment you must ensure you have complied with Standard Life Investments’ Gifts and Entertainment Procedure.

•	You must be able to demonstrate that your interactions with public officials are legitimate and are not linked to corruption of any kind.

Facilitation payments

You should never make a payment to a public official as a way of ensuring they perform their duty. You should reject any requests for facilitation payments except in ‘extenuating circumstances’ and report them to Risk and Compliance or to the Speak Up helpline. ‘Extenuating circumstances’ are when there is an immediate threat to life, limb or liberty.

You must never make, or knowingly benefit from a third party making, any inappropriate payment or gift to a public official in order to influence their actions.

What happens if I do not fulfil my obligations in relation to political donations or public officials?

If a public official is investigated for corruption, the authorities are likely to review his/her business dealings and interactions. If you had donated to, or met with, this public official and cannot provide transparent records that demonstrate you were not involved in any of the corrupt activities, you run a serious risk that you and Standard Life Investments could be investigated under bribery and corruption laws.

Failure to fulfil your obligations may also be regarded as a disciplinary matter, leading to action being taken against you in accordance with the disciplinary procedure, which may lead to your dismissal.

Standard Life Investments’ Political Donations within US Procedure

People Function’s Policy on ‘Political Donations and Support’

Standard Life Investments’ Gifts and Entertainment Procedure (see Useful information section on page 21)

Exhibit EX-28.p.31

Expenses

What are expenses?

Expenses are costs incurred and paid for using a company credit card or your own money for business-related and other authorised activities.

What are the restrictions on my expenses claims?

Only items that meet the requirements contained in the People Function’s Policy on Expenses can be paid for or reclaimed.

What are my obligations in relation to expenses?

•	You must comply with the People Function’s Policy on Expenses.

•	You must submit receipts via Concur within the appropriate timescales and, if you are an authorizing manager, you must check receipts before approving.

What happens if I use expenses inappropriately?

This will be dealt with by your line manager, Risk and Compliance and the People Function under Standard Life Investments’ formal investigation and disciplinary procedures, which could result in your dismissal. We may also be obliged to submit a report to our regulators.

People Function’s Policy on Expenses (see Useful information section on page 21)

What should I do if…

…I realise I have been overpaid expenses?

The overpayment will need to be repaid. Contact your local finance team who deal with staff expenses or, if you are not sure who to contact, speak with your manager.

…I run into serious financial difficulties?

It may be appropriate to inform your manager. Check local policies and speak to your manager or your local People Function team in confidence.

Exhibit EX-28.p.31

Outside appointments

What are outside appointments?

Outside appointments are any positions held with any organisations outside the Standard Life Group by any Standard Life Investments’ director or employee. This includes any voluntary or charitable business appointments, business ventures and significant ownership of companies.

What are the restrictions on undertaking outside appointments?

•	You must never use knowledge gained through your role in Standard Life Investments for an advantage in an outside role or pass knowledge to someone who may use it in this way.

•	If you are working for, or linked with, a firm or body that is conducting business negotiations with Standard Life Investments, you must not take part in, or influence, these negotiations in anyway.

•	In addition, your contract of employment may prevent you from taking a second job. If you are entitled to take a second job it must not be with one of Standard Life Investments’ competitors.

What are my obligations in relation to outside appointments?

•	You must comply with Standard Life Investments’ Outside Appointments procedure note.

•	Executive Managers and Directors of Standard Life Investments must inform Group Secretariat of any outside appointments that they have.

•	Employees who are not executive managers/directors of Standard Life Investments must gain pre-approval, via Compass, from their line manager and Risk and Compliance for outside appointments that pose an actual or potential conflict of interest with Standard Life Investments or its clients.

•	You must also ensure that you adhere to Standard Life Investments’ Conflicts of Interest Policy by identifying and notifying your line manager of any actual and potential conflicts of interest arising for Standard Life Investments’ clients from your outside appointments or appointments that your immediate family (e.g. spouse/partner, dependent children or parents) within your household have.

Standard Life Investments’ Outside Appointments Procedure Standard Life Investments’ Conflicts of Interest Policy (see Useful information section on page 21)

What should I do if…

…I have a personal situation to deal with while I am at work?

We expect you to use good judgement about use of company time and resources (e.g. personal use of the phone). If you think you may need time off, let your manager know. Please consult the People Function policies for further guidance on special leave arrangement (e.g. annual leave or emergency leave).

…a relative asks me to put them forward for a job vacancy?

We value the opinion and judgement of our employees and our People Function Talent Scout Policy reflects this. If you feel that your relative is well qualified for the job you could encourage them to apply for the position. However, you should bear in mind the potential conflict this situation could put you in and exercise good judgement from a recruitment perspective. If you know the recruiting manager or would normally be involved in the recruitment process, you should declare your connection and not play any further part.

People Function’s policies (see Useful information section on page 21)

Exhibit EX-28.p.31

Data security

What data needs to be kept secure?

Every day we all usually deal with at least one piece of information that we need to keep private. We must maintain confidentiality and security by keeping information in the appropriate secure system or database, and only disclosing when necessary using the most secure method available.

We must be particularly careful with different types of data:

•	Customer/client data – such as bank details and during ‘Know your customer’ checks

•	Corporate data – for example information obtained during due diligence or service reviews of business partners

•	Employee data – including personnel and medical files of our people

•	Intellectual property – for example details of a new product or investment strategy, or the design of a new property we are developing.

We must all meet the requirements set out in the Standard Life Group Protection of Information and Resilience Policy, Global Electronic Communications Policy and Social Media Policy. We must also meet any individual obligations relating to confidentiality as contained within your contract of employment.

What are my obligations in relation to the confidentiality and security of information?

We must all think carefully when disclosing information, particularly outside Standard Life Investments, about the legal requirements and the potential personal or reputational damage that could result from inappropriate disclosure.

Highly confidential or potentially sensitive information must not be sent to your home or webmail account even if it is password protected. Not only is the information potentially vulnerable in transit but there is also the risk that the information may be compromised once on your home computer or mobile device (particularly if it is shared by others).

•	Working remotely – If there is a need to work remotely (from home or otherwise) and you do not have a company device to allow you to do so, you must either:

•	use Secure Internet Access (SIA) to enable you to access the company network securely

•	use MobileIron to access your email, calendar and network drive from any device.
•	Sending emails to the same organisation on a regular basis and need to ensure security

•	Transport Layer Security (TLS) is designed to protect the confidentiality and integrity of the data by encrypting emails between servers and thereby reducing the risk of eavesdropping, interception and alteration. However, you still need to password protect any attachment that contains confidential information and communicate the password another way.

•	Sending large amounts of data on a regular basis to the same organisations

•	Email is not the most suitable medium to use. It is better to use secure data transfer such as secure FTP or CHAP for example. This involves verifying the source and destination of the communications (IP addresses and ports). Please contact the Standard Life Investments Financial Crime Team who will help you make arrangements with NSS AXWAY if you need to upload or share files with external companies.

The UK Data Protection Act states that personal data must be:

1.	processed fairly and lawfully

2.	obtained for specified and lawful purposes

3.	adequate, relevant and not excessive

4.	accurate and up to date

5.	not kept any longer than necessary

6.	processed in accordance with the ‘data subject’s’(the individual’s) rights

7.	securely kept

8.	not transferred to any other country without adequate protection in situ.

What happens if I do not treat information with the appropriate level of security and confidentiality?

Deliberate misuse of information can result in criminal and civil enforcement. In most countries, there is an information or privacy regulator with powers to fine individuals and companies who do not protect personal and confidential information.

Unintended disclosures can also be particularly damaging. Revealing information to the wrong people could allow them to misuse it or be aware of something they should not. This could impact:

•	our reputation, our business plans and our external relationships

•	our people and, most importantly,

•	our clients, both personally and professionally.

Such failure may also lead to disciplinary action being taken against you in accordance with the disciplinary procedure, which may result in your dismissal.

Group Protection of Information and Resilience Policy

Global Electronic Communications Policy

Group Social Media Policy

(see Useful information section on page 21)

Exhibit EX-28.p.31

What should I do if…

…I notice that a colleague has left out papers or equipment?

Secure the papers or equipment, for example by storing them in a locked drawer. Speak with your colleague (or their manager) to let them know what happened.

…I notice that a confidential document has been emailed to the wrong person?

Tell the person who sent it what has happened straight away. If you cannot get hold of them, inform the recipient and ask them not to open the document and destroy all copies. Follow local logging/reporting procedures.

…a colleague is talking about a work situation on Facebook?

Most things we do at work are confidential, so speak with your colleague to alert them that their comments can be seen in public. Depending on what the situation is and what information has been posted, you might want to tell a manager, or contact your local People Function team. Please refer to the Social Media Policy for further guidance.

…someone on LinkedIn is giving detailed information about projects they have worked on for Standard Life?

This information could be confidential. Contact your local People Function team or, if you are not sure whether the person works for Standard Life and you have concerns about disclosure of confidential information, you should contact your local Financial Crime team.

…I encounter a website claiming a link with Standard Life that I suspect is not genuine?

Report the website to Information Security giving as much detail as you can. It may be a phishing site or a scam.